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                                                                   EXHIBIT 10.54


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and effective as of this 1st day of January, 2004 ("Effective Date"), between SED INTERNATIONAL, INC., a Georgia corporation (the "Subsidiary") and wholly owned subsidiary of SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (the "Company"), and MARK DIAMOND, an individual resident of the State of Georgia (the "Executive").

                                   BACKGROUND:

         Executive and the Subsidiary are parties to that certain Employment Agreement, dated December 16, 2003 (as amended, the "Prior Agreement"), pursuant to which Executive agreed to serve as Chief Operating Officer and President of the Subsidiary and as a member of the Company's Board of Directors. The. Subsidiary recognizes Executive's past and potential contributions to the growth and success of the Subsidiary. The Subsidiary desires to provide for the continued employment of Executive and to make certain changes in the Prior Agreement which the Subsidiary has determined will reinforce and encourage the continued dedication of Executive to the Subsidiary and will promote the best interests of the Subsidiary and its stockholders. Executive is willing to continue to serve the Subsidiary on the terms and conditions herein provided, and to replace the Prior Agreement with this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT OF EXECUTIVE; DUTIES OF EXECUTIVE. The Subsidiary hereby employs Executive as its Chief Executive Officer, President, and Chief Operating Officer, and Executive hereby accepts employment with the Subsidiary in those capacities, subject to the terms and conditions set forth in this Agreement. As Chief Executive Officer, President, and Chief Operating Officer, Executive shall faithfully perform for the Subsidiary the duties of said offices (as described in the Bylaws of the Company) and shall perform such other duties of an executive, managerial or administrative nature as are from time to time assigned or delegated to the Executive by the Board of Directors of the Company. Throughout his employment hereunder, Executive shall devote substantially all of his time, energy and skill to perform the duties of his employment (vacations as provided hereunder and reasonable absences because of illness excepted), and shall use his best efforts to follow and implement all management policies and decisions of the Company. Executive shall not become involved in the management of any other company, partnership, proprietorship or other entity, other than an affiliate of the Subsidiary (or the Company), without the consent of the Board of Directors of the Subsidiary; provided, however, that as long as it does not interfere with Executive's employment hereunder, Executive may serve as a director in a company that does not compete with the business of the Subsidiary or any affiliate of the Subsidiary, and may serve as an officer or director or otherwise participate in educational, welfare, social, religious or civic organizations. The Executive shall not be required to relocate from the Atlanta, Georgia metropolitan area in connection with the performance of his duties hereunder.

         2.       COMPENSATION, BENEFITS AND REIMBURSEMENT OF EXPENSES.

         (a) As compensation for his services hereunder, the Subsidiary shall pay Executive an annual base salary of Three Hundred Seventy-Five Thousand Dollars ($375,000.00). Such salary shall be paid in accordance with the normal payroll practices of the Subsidiary and shall be subject to such deductions and withholdings as are required by law or by the policies of the Subsidiary, from time to time in effect.

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         (b)      Executive shall be entitled to receive an annual bonus
("Bonus") with respect to each fiscal year of the Company ending during the Term of this Agreement in an amount equal to five percent (5%) of the Company's Pretax Adjusted Annual Income (as defined immediately hereafter). "Pretax Adjusted Annual Income" shall mean, with respect to a given fiscal year, earnings before taxes as reported on the Company's audited consolidated statement of operations for such fiscal year, excluding extraordinary, nonoperational costs and profits.

         (c) Executive shall be entitled to participate or to continue participation in any present or future group life, health and hospitalization or disability insurance plans, pension or retirement plans or similar death benefits as are available to management executives of the Company and the Subsidiary, on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs.

         (d) Executive shall be entitled to at least four (4) weeks of paid vacation per year.

         (e) Executive shall be reimbursed in accordance with the policies of the Subsidiary, as adopted and amended from time to time, for all reasonable and appropriate expenses incurred by him in connection with the performance of his duties of employment hereunder; provided, however, Executive shall as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Subsidiary.

         (f) As used herein, "Change of Control" shall mean the occurrence of one of the following:

                  (i) any individual, corporation, partnership, group, association or other person or entity, together with his, its or their affiliates or associates (other than a trustee or other fiduciary holding securities under an Executive benefit plan of the Company or Subsidiary) hereafter becomes the beneficial owner of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors;

                  (ii) the directors of the Company who either were directors as of the Effective Date of this Agreement or whose election as directors subsequent to the Effective Date was approved by a majority of the persons who were directors as of the Effective Date (the "Continuing Directors") shall at any time fail to constitute a majority of the members of the Board of Directors of the Company;

                  (iii) all or substantially all of the assets of the Company are sold, conveyed, transferred or otherwise disposed of, whether through one event or as a series of related events, without being approved by a majority of the Continuing Directors;

                  (iv) the Executive shall no longer be a member of the Board of Directors of the Company, unless (1) Executive shall have declared in writing his desire to resign such position or that he no longer wishes to serve as a director of the Company, (2) Executive shall have died or become disabled during the Term of this Agreement, or (3) Executive's employment hereunder shall have been terminated for Good Cause (as defined in Section 3(c) below).

If a Change of Control occurs while the Executive is employed by the Subsidiary during the Term of this Agreement, and Executive's employment is subsequently terminated involuntarily, or voluntarily by Executive based on (1) material changes in the nature or scope of the Executive's duties or employment, (2) a reduction in compensation of the Executive made without the Executive's consent,
(3) a relocation of the

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Subsidiary's executive offices other than in compliance with the provisions of
Section 1 of this Agreement, or (4) a good faith determination made by the Executive, upon consultation with the Board of Directors of the Company, that it is necessary or appropriate for the Executive to relocate from the Atlanta, Georgia metropolitan area to enable Executive to perform his duties hereunder, Executive may, in his sole discretion, give written notice within sixty (60) days after the date of termination of employment to the Subsidiary that he is exercising his rights under this Section 2(f) to request payment of the amounts provided for herein (said notice shall be referred to as the "Notice of Exercise").

If Executive gives a Notice of Exercise to receive the payments provided for hereunder, the Subsidiary shall pay to or for the benefit of Executive, immediately upon the Subsidiary's receipt of the Notice of Exercise, a single cash payment for damages suffered by the Executive by reason of the Change in Control (the "Executive Payment") in an amount equal to Seven Million and No/l00ths Dollars ($7,000,000.00).

The Executive Payment shall be in addition to and shall not be offset or reduced by (i) any other amounts that have been earned or accrued or that have otherwise become payable or will become payable to the Executive or his beneficiaries, but have not been paid by the Subsidiary at the time the Executive gives the Notice of Exercise including, without limitation, salary, Bonus amounts, the Salary Continuance, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits or any other compensation or benefit payment that is part of any previous, current or future contract, plan or agreement, written or oral, (ii) any reimbursement that may become due to Executive pursuant to the provisions of Sections 2(h), 2(i) and 2(j) of this Agreement, and (iii) any indemnification payments that may have accrued but not been paid or that may thereafter become payable to the Executive pursuant to the provisions of the Company's and the Subsidiary's Articles of Incorporation, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of the Company and the Subsidiary under certain circumstances. The Executive Payment shall not be reduced by any present value calculations.

In the event the Executive dies within ninety (90) days after a Change of Control occurs, the Executive's legal representative shall be entitled to receive an amount equal to the Executive Payment provided that the Notice of Exercise has been or is given either by the Executive or his legal representative, as the case may be; provided, the period for the Notice of Exercise by Executive's legal representative shall be sixty (60) days after the Executive's death.

         (g) If the benefits provided to Executive under this Agreement or under any other agreement with, or plan of, the Company or the Subsidiary (in the aggregate, the "Total Payment") constitute a payment so that an excise tax (the "Excise Tax") is due under Section 280G, Section 4999 or other provision of the Internal Revenue Code of 1986 (as amended, the "Code"), then the benefits provided under this Agreement shall be limited to the Reduced Amount (as defined immediately hereafter). The "Reduced Amount" shall be the largest amount that could be received by Executive under this Agreement such that no part of the Total Payment provided to Executive shall be subject to the Excise Tax. The Reduced Amount shall be calculated by a nationally recognized benefits consulting firm or accounting firm, and such amount shall be presented to Executive for review and approval. If the amount payable to Executive is limited to the Reduced Amount, Executive shall have the right, in Executive's sole discretion, to designate the portion of the Total Payment that should be reduced or eliminated so as to avoid having the benefits provided to Executive under this Agreement be subject to the Excise Tax.

         (h) If the Internal Revenue Service claims in writing that any benefit received under this Agreement constitutes an "excess parachute payment" under Section 280G of the Code, Executive shall notify the Subsidiary in writing of such claim within ten (10) business days of the claim. Executive shall apprise the Subsidiary of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which


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Executive provides notice of the claim to the Subsidiary (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Subsidiary notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Subsidiary any information reasonably requested by the Subsidiary relating to such claim; (ii) take such action in connection with contesting such claim as the Subsidiary shall reasonably request in writing from time to time; (iii) cooperate with the Subsidiary in good faith in order to effectively contest such claim; and (iv) permit the Subsidiary to participate in any proceedings relating to such claim; provided, however, that the Subsidiary shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

         (i) If, after the receipt by Executive of an amount advanced by the Subsidiary in connection with the contest of the Excise Tax claim, Executive becomes entitled to receive any refund with respect to such claim. Executive shall promptly pay to the Subsidiary the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, that if the amount of that refund exceeds the amount advanced by the Subsidiary or it is otherwise determined for any reason that additional amounts could be paid to Executive without incurring any Excise Tax, any such amount will be promptly paid by the Subsidiary to Executive. If, after the receipt of an amount advanced by the Subsidiary in connection with an Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Subsidiary does not notify Executive in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid and shall be deemed to be in consideration for services rendered after date of the termination of Executive's employment.

         (j) All costs and expenses, including reasonable legal, accounting and other advisory fees, incurred by the Executive to prepare responses to an Internal Revenue Service audit of, and otherwise defend, his personal income tax return for any year that is the subject of any such audit or an adverse determination, administrative proceeding or civil litigation arising therefrom that is occasioned by, or related to, an audit by the Internal Revenue Service of the Subsidiary's consolidated income tax returns are, upon written demand by the Executive explaining the basis for the request for such reimbursement or advancement, to be promptly advanced or reimbursed to the Executive or paid directly, on a current basis, by the Subsidiary or its successors.

         3.       TERM AND TERMINATION.

         (a) The term ("Term") of this Agreement and of Executive's employment hereunder shall commence as of the Effective Date and shall continue for a period of five (5) years (the "Initial Term") unless earlier terminated as provided in Section 3(b) of this Agreement. Executive shall have the right to renegotiate an additional one (1) year to the Initial Term, at any time beyond the first anniversary of this Agreement, so long as the Term shall not exceed five (5) years.

         (b) Executive's employment under this Agreement shall terminate upon Executive's death. Executive's employment hereunder may also be terminated
(i) upon mutual agreement of Executive and the Subsidiary; (ii) unilaterally by the Subsidiary, upon written notice to Executive, for Good Cause (as defined in Section 3(c) below); or (iii) upon written notice to Executive if Executive shall at any time be unable to perform the essential functions of his job hereunder, by reason of a physical or mental illness or condition, with or without reasonable accommodation, for a continuous period of one hundred eighty
(180) consecutive days, as certified by a physician or physicians selected by the Board of Directors of the Company.


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         (c)      As used in this Agreement, "Good Cause" means: (i) any act of fraud or dishonesty; (ii) any act of theft or embezzlement; (iii) the broach of any material provision of this Agreement by Executive (provided that such breach is not cured by Executive within thirty (30) days of receiving written notice of such breach from the Subsidiary); (iv) violation of the policies and procedures of the Subsidiary; (v) failure to comply with the written directions of the Board of Directors of the Company; (vi) engaging in any unlawful harassment or discrimination; (vii) the conviction of Executive of any crime involving moral turpitude (whether felony or misdemeanor) or involving any felony; (viii) any act of moral turpitude by Executive that materially adversely affects the Subsidiary or its business reputation; (ix) violation of state or federal securities laws; or (x) any other matter constituting "good cause" under the laws (including, inter alia, statutes, regulations or judicial case law) of the State of Georgia.

         (d) Upon the termination of this Agreement and Executive's employment hereunder as provided in Section 3 (b), the Subsidiary shall have no further obligation to Executive other than (i) for payment of salary, Bonus amounts, expense reimbursement and other benefits earned or accrued and unpaid at the effective date of such termination; (ii) for payment of any amounts that may become due to Executive pursuant to the provisions of Sections 2(f), 2(g), 2(h), 2(i) and 2(j) of this Agreement; and (iii) any indemnification payments that may become payable to Executive pursuant to the provisions of the Company's and the Subsidiary's Articles of Incorporation, Bylaws, or similar policies, plans or agreements relating to indemnification of directors and officers of the Company and the Subsidiary under certain circumstances.

         (e) Subject to the provisions of Section 2(f) hereof, a breach of this Agreement by the Subsidiary, including, without limitation, the occurrence of any of the events described in Section 2(f), if not cured within thirty (30) days after the giving of notice thereof by Executive to the Board of Directors of the Company, shall entitle Executive to terminate voluntarily Executive's employment under this Agreement and recover all damages for such breach by the Subsidiary as permitted hereunder and by law.

         4. AGREEMENT NOT TO SOLICIT CUSTOMERS. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, in keeping with Executive's duties as a fiduciary and in order to protect the Subsidiary's interest in the business relationships developed by Executive with the customers and potential customers of the Subsidiary, Executive agrees that during the Term of Executive's employment under this Agreement and for a period of one (1) year from the date of the termination of such employment (at any time for any reason, with or without cause), Executive shall not, without the prior written consent of the Subsidiary, directly or indirectly solicit or attempt to solicit any Restricted Customer (as hereinafter defined) for the purpose of or with a view to providing services or products to the Restricted Customer which the Subsidiary has provided or provides to such Restricted Customer. "Restricted Customer" means any person or entity to which
(i) the Subsidiary provided or actively sought to provide services or products and (ii) with whom Executive had material contact during the two (2) year period immediately preceding the termination of Executive's employment with the Subsidiary. Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that the Subsidiary has a legitimate interest in restricting solicitation as provided in this Section without reference to a specific territory and that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

         5.       OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION.

         (a) As used herein, "Proprietary Information" means information related to the Subsidiary or the Company that (i) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts by the

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Subsidiary or the Company that are reasonable under the circumstances to maintain its secrecy, including, without limitation, (1) with respect to information which has been reduced to tangible form, marking such information clearly and conspicuously with a legend identifying its confidential or proprietary nature; (2) with respect to any oral presentation or communication, denominating such information as confidential immediately before, during or after such oral presentation or communication; or (3) otherwise treating such information as confidential. Assuming these two criteria are met, Proprietary Information includes, without limitation, technical and nontechnical data related to the formulas, patterns, designs, compilations, programs, inventions, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, research, development, existing and future products, and employees of the Subsidiary and the Company. Proprietary Information includes information that has been disclosed to the Subsidiary or the Company by a third party, which the Subsidiary or the Company is obligated to treat as confidential, and information which is proprietary to an affiliate of the Subsidiary or the Company.

         (b) Executive acknowledges that all Proprietary Information and all physical embodiments thereof are confidential to and are and will remain the sole and exclusive property of the Subsidiary. Executive must: (i) immediately disclose to the Subsidiary all Proprietary Information developed in whole or in part by Executive during the Term of his employment with the Subsidiary, (ii) assign to the Subsidiary any right, title or interest Executive may have in such Proprietary Information, and (iii) at the request and expense of the Subsidiary, do all things and sign all documents or instruments reasonably necessary in the opinion of the Subsidiary to eliminate any ambiguity as to the ownership by and rights of the Subsidiary in such Proprietary Information including, without limitation, providing to the Subsidiary Executive's full cooperation in any litigation or other proceeding to establish or protect such rights.

         (c) Except to the extent necessary to perform the services to be provided hereunder, Executive will not reproduce, use, distribute, disclose or otherwise disseminate the Proprietary Information or any physical embodiments thereof and will in no event take any action causing, or fail to take the action necessary in order to prevent, any Proprietary Information disclosed to or developed by Executive to lose its character or cease to qualify as Proprietary Information. Each reproduction of any of the Proprietary Information must prominently contain a legend identifying its confidential or proprietary nature.

         (d) Executive represents and warrants that any information disclosed by Executive to the Subsidiary is not confidential or proprietary to Executive or to any third party. Accordingly, no obligation of any kind is assumed by or to be implied against the Subsidiary by virtue of any information received, in whatever form or whenever received, from Executive relating to the subject matter hereof, and the Subsidiary will be free to reproduce, use and disclose to others such information without limitation.

         (e) Upon request by the Subsidiary, and in any event upon termination of the employment of Executive with the Subsidiary for any reason, as a prior condition to receiving any final compensation hereunder, Executive will promptly deliver to the Subsidiary all property belonging to the Subsidiary, including, without limitation, all Proprietary Information and all embodiments thereof then in his custody, control or possession.

         (f) The covenants of confidentiality set forth in this Section 5 will apply on and after the Effective Date to any Proprietary Information disclosed by the Subsidiary to or developed by Executive prior to or after the Effective Date and will continue and be maintained by Executive (i) with respect to all Proprietary Information which falls within the definition of "trade secrets" under applicable law, at all times following the termination of Executive's employment hereunder for any reason whatsoever, and (ii) with respect to all other Proprietary Information, during the Term of Executive's employment hereunder and for a period of three (3) years after the termination of Executive's employment hereunder for any reason whatsoever.


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         6.       INTELLECTUAL PROPERTY. The Subsidiary shall be the sole owner of all the products and proceeds of Executive's services hereunder, including, without limitation, all materials, ideas, concepts, formats suggestions, developments, arrangements, packages, programs and other intellectual property that Executive may acquire, obtain, develop or create in connection with, and during the Term of, Executive's employment hereunder, free and clear of any claims by Executive or anyone claiming under Executive of any kind or character whatsoever, other than Executive's right to receive payments hereunder. Executive shall, at the reasonable request of the Subsidiary, execute such assignments, certificates or other instruments as the Subsidiary from time to time shall deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce, or defend its right, title or interest in or to any such properties.

         7. REMEDY FOR BREACH. Executive agrees that the damage to the Subsidiary resulting from any actual or threatened breach by Executive of any of the covenants contained in Sections 4, 5 and 6 of this Agreement would be immediate, irreparable and difficult to measure, and that money damages would not be an adequate remedy. Therefore, Executive agrees that the Subsidiary shall be entitled to specific performance of the covenants in any of such sections or injunctive relief, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, or both, in addition to any damages and legal expenses (including attorneys' fees) which the Subsidiary may be legally entitled to recover.

         8. MISCELLANEOUS. Any notice required hereunder shall be deemed delivered to the Subsidiary when transmitted to the Secretary of the Subsidiary by certified mail, postage prepaid, addressed to such person at the corporate headquarters of the Subsidiary at 4916 North Royal Atlanta Drive, Tucker, Georgia 30084 (or the principal place of business of the Subsidiary if hereafter it is moved), and shall be deemed delivered to Executive when delivered by certified mail, postage prepaid, addressed to Executive at 4320 River Bottom Drive, Norcross, GA 30092. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. This Agreement is made under, and shall be governed by and construed in accordance with, the laws of the State of Georgia without giving effect to the conflict of law provisions thereof. The headings of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect to such subject matter. No amendment or modification of this Agreement shall be deemed effective unless made in a writing signed by the parties hereto. This Agreement is solely for the benefit of the Subsidiary (and its affiliates) and Executive, and there shall be no third party beneficiaries to this Agreement. This Agreement may not be assigned by Executive. This Agreement shall inure to the benefit of the Subsidiary, its subsidiaries and affiliates, and their respective successors and assigns. To the extent any provision or any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of this Agreement shall be unaffected. The obligations and covenants contained in Sections 2(f), 2(g), 2(h), 2(i), 2(j), 3(d) and 4 through 8 (inclusive) of this Agreement shall survive any termination of Executive's employment hereunder at any time for any reason whatsoever.


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         IN WITNESS WHEREOF, the parties have duly executed and delivered this
Agreement as of the Effective Date.


"SUBSIDIARY"                                 "EXECUTIVE":


SED INTERNATIONAL, INC.,                       /s/ Mark Diamond
a Georgia corporation                        -----------------------------
                                             MARK DIAMOND
By:  /s/ John Diamond
    -----------------------------
Name and Title:   C.O.B.
               ------------------




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